CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration STatement Number 33-78942 on Form S-8 dated April 26, 1994 pertaining to the Bay Area Bancshares 1993 Stock Option Plan of our report dated January 19, 1996, with respect to the consolidated financial statements of Bay Area Bancshares included in its Annual Report on Form 10-K for the year ended December 31, 1995.


/s/ Ernst & Young LLP

San Francisco, California
March 27, 1996